Exhibit 4.1

BOSTON PROPERTIES LIMITED PARTNERSHIP
ISSUER

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
TRUSTEE

_________________

Supplemental Indenture No. 27

Dated as of August 31, 2026
_________________

$700,000,000

of

6.050% Senior Notes due 2036

TABLE OF CONTENTS
Page
ARTICLE ONE RELATION TO SENIOR INDENTURE; DEFINITIONS    1
SECTION 1.1.    Relation to Senior Indenture.    1
SECTION 1.2.    Definitions.    2
ARTICLE TWO THE NOTES    10
SECTION 2.1.    Title of the Securities.    10
SECTION 2.2.    Limitation on Initial Aggregate Principal Amount; Further Issuances.    10
SECTION 2.3.    Interest and Interest Rates; Maturity Date of Notes.    11
SECTION 2.4.    Limitations on Incurrence of Debt; Payment of Taxes and Other Claims.    12
SECTION 2.5.    Optional Redemption.    13
SECTION 2.6.    Places of Payment.    14
SECTION 2.7.    Method of Payment.    14
SECTION 2.8.    Currency.    14
SECTION 2.9.    Global Form.    14
SECTION 2.10.    Form of Notes and Execution.    14
SECTION 2.11.    Transfer and Exchange.    15
SECTION 2.12.    General Provisions Relating to Transfers and Exchanges.    16
SECTION 2.13.    Registrar and Paying Agent.    17
SECTION 2.14.    Defeasance.    17
SECTION 2.15.    Provision of Financial Information.    17
SECTION 2.16.    Waiver of Certain Covenants.    18
SECTION 2.17.    No Sinking Fund.    18
SECTION 2.18.    No Repayment at Option of Holders.    18
SECTION 2.19.    Limitation on Suits.    18
ARTICLE THREE MISCELLANEOUS PROVISIONS    19
SECTION 3.1.    Ratification of Senior Indenture.    19
SECTION 3.2.    Governing Law.    19
SECTION 3.3.    Counterparts.    19
SECTION 3.4.    Trustee.    19

SECTION 3.5.    Corporate Trust Office.    19
SECTION 3.6.    Failure or Delay in Performance.    20
SECTION 3.7.    WAIVER OF JURY TRIAL.    20
SECTION 3.8.    No Consequential Damages.    20
SECTION 3.9.    Electronic Notices.    20
SECTION 3.10.    Submission to Jurisdiction.    21
SECTION 3.11.    FATCA.    21
SECTION 3.12.    Electronic Signatures.    21

EXHIBIT A    Form of Note    A-1

ii

THIS SUPPLEMENTAL INDENTURE NO. 27, dated as of August 31, 2026 (the “Twenty-Seventh Supplemental Indenture”), between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (herein called the “Trustee”).
WITNESSETH:
WHEREAS, the Company has heretofore delivered to the Trustee an Indenture dated as of December 13, 2002 (the “Senior Indenture” and together with the Twenty-Seventh Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”).
WHEREAS, Section 3.01 of the Senior Indenture provides for various matters with respect to any series of Securities issued under the Senior Indenture to be established in an indenture supplemental to the Senior Indenture.
WHEREAS, Section 9.01(7) of the Senior Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Senior Indenture to establish the form or terms of Securities of any series as provided by Sections 2.01 and 3.01 of the Senior Indenture.
WHEREAS, the Board of Directors of BXP, Inc. (“BXP”), the general partner of the Company, has duly adopted resolutions authorizing the Company to execute and deliver this Twenty-Seventh Supplemental Indenture; and
WHEREAS, all of the conditions and requirements necessary to make this Twenty-Seventh Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.
NOW, THEREFORE, THIS TWENTY-SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such series, as follows:
ARTICLE 1

RELATION TO SENIOR INDENTURE; DEFINITIONS
SECTION 1.1.Relation to Senior Indenture.
This Twenty-Seventh Supplemental Indenture constitutes an integral part of the Senior Indenture.

SECTION 1.2.Definitions.
For all purposes of this Twenty-Seventh Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:
(1)Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Senior Indenture; and
(2)All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Twenty-Seventh Supplemental Indenture.
“Annualized Consolidated EBITDA” means, for any quarter, the product of Consolidated EBITDA for such period of time multiplied by four (4).
“Annualized Interest Expense” means, for any quarter, the Interest Expense for that quarter multiplied by four (4).
“Another Person’s Share” means, in connection with the defined term “Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries,” (1) the aggregate direct and indirect interests of each Person other than the Company or any of its Subsidiaries in the equity capital of the applicable Partially-Owned Entity, calculated by subtracting from 100% the Percentage Interest with respect to such Partially-Owned Entity, or (2) in the case of reimbursement owed to the Company or any of its Subsidiaries by a third party in respect of payment made under a guaranty, the amount to be reimbursed to the Company or any of its Subsidiaries by such third party.
“Applicable Procedures” means, with respect to any transfer or exchange of beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.
“Authorized Officers” has the meaning specified in Section 3.9 hereof.
“Capitalization Rate” means 7.0%.
“Capitalized Property Value” means, as of any date, the sum of (1) with respect to non- hotel properties, the aggregate sum of all Property EBITDA for each such property for the Latest Completed Quarter prior to such date, annualized (i.e., multiplied by four (4)), and capitalized at the Capitalization Rate plus (2) with respect to hotel properties, the aggregate sum of all Property EBITDA for each such property for the most recent four (4) consecutive completed fiscal quarters, capitalized at the Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to clause (1) or (2) above, as applicable, is less than the undepreciated book value of such property, as determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.
“Consolidated EBITDA” means, for any period of time, without duplication, (1) net income (loss), excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) Interest Expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, (v) non-recurring items, as determined in good faith by the Company (including all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), and (vi) noncontrolling interest, of the Company and its Subsidiaries; plus (2) the product of (A) net income (loss), excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) interest expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, and (v) non-recurring items, as determined in good faith by the Company (including all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), of Partially-Owned Entities, multiplied by (B) the Company’s and its Subsidiaries’ aggregate percentage share of such Partially-Owned Entities; minus (3) the Company’s income (loss) from Partially-Owned Entities. In each of cases (1), (2) and (3) for such period, amounts shall be as reasonably determined by the Company in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Consolidated EBITDA shall be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.
“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its subsidiaries prepared in accordance with GAAP. For purposes of this definition, if as of any date or for any period actual consolidated financial statements of any Person have not been prepared, then this term shall include the books and records of that Person ordinarily used in the preparation of such financial statements.
“Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries” means, as of any date, without duplication, those liabilities of the Company or any of its Subsidiaries consisting of indebtedness for borrowed money, as determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the Consolidated Financial Statements of the Company as of that date; provided, however, that Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries shall exclude Intercompany Debt and Another Person’s Share of Duplicated Obligations.

“Debt” means, as of any date, without duplication, (1) in the case of the Company, all indebtedness and liabilities for borrowed money, secured or unsecured, of the Company, including the Notes to the extent outstanding from time to time; (2) in the case of the Company’s Subsidiaries, all indebtedness and liabilities for borrowed money, secured or unsecured, of the Subsidiaries, including in each of cases (1) and (2) mortgage and other notes payable, but excluding in each of cases (1) and (2) any indebtedness, including mortgages and other notes payable, which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness; provided that such trustee holds such cash for not more than 60 days from the date of deposit); and (3) all Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries, but excluding in each of cases (1), (2) and (3) Intercompany Debt. It is understood that Debt shall not include any redeemable equity interest in the Company.
“Defaulted Interest” has the meaning specified in Section 2.3 hereof.
“Definitive Note” means a certificated Note in the form of Exhibit A hereto, registered in the name of the Holder thereof and issued in accordance with Section 2.11 hereof, except that such Note shall not bear the Global Note Legend.
“Depositary” has the meaning specified in Section 2.9(a) hereof.
“Duplicated Obligations” means, as of any date, collectively, all those payment guaranties in respect of indebtedness and other liabilities, secured or unsecured, of Partially-Owned Entities, including mortgage and other notes payable, for which (1) the Company or any of its Subsidiaries, on one hand, and another Person or Persons, on the other hand, are jointly and severally liable or (2) the Company or any of its Subsidiaries are entitled to reimbursement in respect of payment under such guaranties from another Person or Persons.
“Electronic Means” has the meaning specified in Section 3.9 hereof.
“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to the consolidated financial statements of the Company included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the Company may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by the Company, in its sole discretion, that is on or after June 30, 2026 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.
“Global Notes” means, individually or collectively, any of the Notes issued as Global Securities under the Senior Indenture.

“Global Note Legend” means the legend set forth in Section 2.03 of the Senior Indenture, which is required to be placed on all Global Notes issued under the Senior Indenture.
“Holders” has the meaning specified in Section 2.3 hereof.
“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Instructions” has the meaning specified in Section 3.9 hereof.
“Intercompany Debt” means, as of any date, indebtedness and liabilities for borrowed money, secured or unsecured, to which the only parties are BXP, the Company, any Subsidiary of either of them as of that date or any Partially-Owned Entity.
“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period of time by the Company and its Subsidiaries, but excluding: (i) interest reserves funded from the proceeds of any loan; (ii) amortization of deferred financing costs; (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges and including, without duplication: (A) effective interest in respect of original issue discount as determined in accordance with GAAP; and (B) without limitation or duplication, the interest expense (determined as provided above) of Partially-Owned Entities, multiplied by the Company’s Percentage Interest of the Partially-Owned Entity Outstanding Debt in such Partially-Owned Entities, in all cases as reflected in the applicable Consolidated Financial Statements.
“Interest Payment Date” has the meaning specified in Section 2.3 hereof.
“Latest Completed Quarter” means the most recently ended fiscal quarter of the Company for which Consolidated Financial Statements of the Company have been completed, it being understood that at any time when the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files annual and quarterly reports with the Commission, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by the Company’s most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Company’s Annual Report on Form 10-K.
“Lien” means, without duplication, any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest; provided, that for purposes hereof, “Lien” shall not include any mortgage that has been defeased by the Company, any of its Subsidiaries or any of the Partially-

Owned Entities in accordance with the provisions thereof through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).
“Notes” has the meaning specified in Section 2.1 hereof.
“Par Call Date” means July 15, 2036 (three months prior to the Stated Maturity Date).
“Partially-Owned Entity” means, at any time, any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities in which the Company, directly, or indirectly through full or partial ownership of another entity, owns an equity interest, but which is not required in accordance with GAAP to be consolidated with the Company for financial reporting purposes.
“Partially-Owned Entity Outstanding Debt” means, as of any date, the aggregate principal amount of all outstanding indebtedness and liabilities for borrowed money, secured or unsecured, of the applicable Partially-Owned Entity, including mortgage and other notes payable but excluding Intercompany Debt and any indebtedness which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness), all as reflected in the Consolidated Financial Statements of such Partially-Owned Entity as of such date.
“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary, as the case may be (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).
“Percentage Interest” means, with respect to a Partially-Owned Entity, the Company’s direct or indirect interest in the equity capital of such entity without giving effect to any incentive or performance-based sharing in the entity’s cash flow from operations or proceeds from capital transactions in excess of such equity interest.
“Property EBITDA” means for any property, for any period of time, without duplication, (1) if the property is owned or leased by the Company or any of its Subsidiaries, the net income (loss) derived from such property, excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) Interest Expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, (v) non-recurring items, as determined in good faith by the Company (including all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), and (vi) noncontrolling interest, and (2) if the property is owned or leased by a Partially-Owned Entity, the product of (A) net income (loss) derived from such property, excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) interest expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, and (v) non-recurring items, as determined in good faith by the Company (including all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), multiplied by (B) the Company’s and its Subsidiaries’ aggregate percentage share of such Partially-Owned Entity. In each of cases (1) and (2) for such period, amounts shall be as reasonably determined by the Company in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Property EBITDA shall be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of this definition, in the case of (1) and (2) above, Property EBITDA shall exclude general and administrative expenses as reflected in the Company’s audited year-end Consolidated Financial Statements or reviewed interim Consolidated Financial Statements available for the Latest Completed Quarter or the most recent four (4) consecutive completed fiscal quarters, as applicable.
“Regular Record Date” has the meaning specified in Section 2.3 hereof.
“Secured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a Lien on properties or other assets of the Company, any of its Subsidiaries or any of the Partially-Owned Entities.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Special Record Date” has the meaning specified in Section 2.3 hereof.
“Stated Maturity Date” has the meaning specified in Section 2.3 hereof.
“Subsidiary” means, with respect to any Person, a corporation, partnership association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with the Company or BXP in accordance with GAAP.
“Total Assets” means, with respect to any Incurrence of Debt or Secured Debt, as of any date, in each case as determined by the Company without duplication, the sum of: (1) Capitalized Property Value; (2) cash, cash equivalents and marketable securities of the Company and its Subsidiaries, determined in accordance with GAAP; (3) with respect to notes receivable and mortgages, the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to the Company or its Subsidiaries and (ii) the purchase price paid by the Company or its Subsidiaries to acquire such note or mortgage; (4) with respect to real estate assets which are undeveloped land, the book value thereof in accordance with GAAP; (5) without duplication, the cost basis of properties of the Company and its Subsidiaries that are under development, determined in accordance with GAAP, as of the end of the quarterly period used for purposes of clause (1) above; (6) without duplication, the proceeds of the Debt or Secured Debt or the assets to be acquired in exchange for such proceeds, as the case may be, Incurred from the end of the Latest Completed Quarter prior to the Incurrence of the Debt or Secured Debt, as the case may be, to the date of determination; (7) for all other assets of the Company and its Subsidiaries other than assets referred to in (1) through (6) above, the undepreciated book value of such assets as determined in accordance with GAAP, but excluding accounts receivable, intangible assets and, to avoid duplication, the Company’s and its Subsidiaries’ aggregate percentage share of Partially-Owned Entities’ assets (except with respect to clause (8) below); and (8) the Company’s and its Subsidiaries’ aggregate percentage share of Partially-Owned Entities’ assets described in clauses (1) through (7) above.
“Total Outstanding Debt” means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Debt of the Company as of that date; (2) the aggregate principal amount of all outstanding Debt of the Company’s Subsidiaries, all as of that date; and (3) the sum of the aggregate principal amount of all Partially-Owned Entity Outstanding Debt of each of the Partially-Owned Entities multiplied by the Company’s respective Percentage Interest in such Partially-Owned Entity as of that date.
“Treasury Rate” means, with respect to any date fixed for redemption (the “Redemption Date”), the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day (as defined below) preceding the date notice of such redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date notice of such redemption is given H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date notice of such redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
“Unencumbered Assets” means, as of any date, in each case as determined by the Company without duplication, the sum of: (1) Unencumbered Capitalized Property Value; (2) cash, cash equivalents and marketable securities of the Company and its Subsidiaries, other than restricted cash, cash equivalents and marketable securities pledged to secure Debt, determined in accordance with GAAP; (3) with respect to notes receivable and mortgages, the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to the Company or its Subsidiaries and (ii) the purchase price paid by the Company or its Subsidiaries to acquire such note or mortgage, except any notes receivable or mortgages that are serving as collateral for Secured Debt; (4) with respect to real estate assets which are undeveloped land, the book value thereof in accordance with GAAP, except any land that is serving as collateral for Secured Debt; (5) without duplication, the cost basis of properties of the Company and its Subsidiaries that are under development, determined in accordance with GAAP, as of the end of the quarterly period used for purposes of clause (1) above, except any properties that are serving as collateral for Secured Debt; (6) without duplication, the proceeds of the Debt or Secured Debt or the assets to be acquired in exchange for such proceeds, as the case may be, Incurred from the end of the Latest Completed Quarter prior to such date to the date of determination, except in each case any proceeds or assets that are serving as collateral for Secured Debt; and (7) the Company’s and its Subsidiaries’ aggregate percentage share, of Partially-Owned Entities’ assets described in clauses (1), (2), (3), (4), (5) and (6) above. For the avoidance of doubt, cash held by a “qualified intermediary” in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), which may be classified as “restricted” for GAAP purposes shall nonetheless be included in clause (2) above, so long as the Company or any of its Subsidiaries has the right to (i) direct the qualified intermediary to return such cash to the Company or such Subsidiary if and when the Company or such Subsidiary fails to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (ii) direct the qualified intermediary to use such cash to acquire like-kind property.
“Unencumbered Capitalized Property Value” means, as of any date, the sum of (1) with respect to non-hotel properties, the aggregate of all Unencumbered Property EBITDA for each such property for the Latest Completed Quarter prior to such date, annualized (i.e., multiplied by four (4)), and capitalized at the Capitalization Rate plus, (2) with respect to hotel properties, the aggregate of all Unencumbered Property EBITDA for each such property for the most recent four (4) consecutive completed fiscal quarters, capitalized at the Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to clause (1) or (2) above, as applicable, is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.

“Unencumbered Consolidated EBITDA” means, for any period of time, Consolidated EBITDA for such period of time less any portion thereof attributable to assets serving as collateral for Secured Debt.
“Unencumbered Property EBITDA” means, for any period of time, Property EBITDA for such period of time less any portion thereof attributable to assets serving as collateral for Secured Debt.
“Unsecured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is neither Secured Debt nor Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries.
ARTICLE 2

THE NOTES
SECTION 2.1.Title of the Securities.
There shall be a series of Securities designated the “6.050% Senior Notes due 2036” (the “Notes”).
SECTION 2.2.Limitation on Initial Aggregate Principal Amount; Further Issuances.
The aggregate principal amount of the Notes initially shall be limited to $700,000,000. The Company may, from time to time, subject to Section 2.4 of this Twenty-Seventh Supplemental Indenture and applicable law, create and issue additional Notes under this Twenty-Seventh Supplemental Indenture ranking equally and ratably with the outstanding Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional Notes or except for the first payment of interest following the issue date of such additional Notes) without notice to or the consent of the Holders of outstanding Notes. The initially issued Notes and any additional Notes subsequently issued shall be consolidated and form a single series with the outstanding Notes for all purposes of this Twenty-Seventh Supplemental Indenture and shall have the same terms as to status, redemption or otherwise as the outstanding Notes. If any such additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers. Any such additional Notes referred to in this Section 2.2 will be issued under a further supplemental indenture.
Nothing contained in this Section 2.2 or elsewhere in this Twenty-Seventh Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 3.03, 3.04, 3.05, 3.06, 9.06, 11.07 and 13.05 of the Senior Indenture.
SECTION 2.3.Interest and Interest Rates; Maturity Date of Notes.
(a)The Notes shall bear interest at 6.050% per annum from August 31, 2026 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2027 (each, an “Interest Payment Date”), to the persons (the “Holders”) in whose name the applicable Notes are registered in the Security Register at the close of business 15 calendar days prior to such Interest Payment Date (regardless of whether such day is a Business Day), as the case may be (each, a “Regular Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest payable on the Notes on any Interest Payment Date, the Stated Maturity Date or any Redemption Date applicable to the Notes, as the case may be, will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including August 31, 2026, if no interest has been paid on the Notes) to, but excluding, such Interest Payment Date, the Stated Maturity Date or such Redemption Date, as the case may be. Interest, if any, not punctually paid or duly provided for on any Interest Payment Date with respect to a Note (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as more particularly described in the Senior Indenture.
(b)If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.
(c)The Notes shall mature on October 15, 2036 (the “Stated Maturity Date”).

SECTION 2.4.Limitations on Incurrence of Debt; Payment of Taxes and Other Claims.
In addition to the covenants set forth in Article Ten of the Senior Indenture, other than the covenants set forth in Section 10.07 of the Senior Indenture which are superseded by Section 2.4(e) below and shall not apply to the Notes, there are established pursuant to Section 9.01(2) of the Senior Indenture the following covenants for the benefit of the Holders of the Notes and to which the Notes shall be subject:
(a)The Company shall not, and shall not permit any Subsidiary to, Incur any Debt if, immediately after giving effect to the Incurrence of the additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter prior to the Incurrence of the additional Debt and the application of the net proceeds of the additional Debt and such other Debt, Total Outstanding Debt would exceed 60% of the sum of (without duplication) (i) Total Assets as of the end of such Latest Completed Quarter and (ii) the purchase price of any mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets for which the Capitalized Property Value is included in Total Assets as of the end of such Latest Completed Quarter (as a result of the penultimate sentence of the definition of Property EBITDA or otherwise) or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such Latest Completed Quarter.
(b)The Company shall not, and shall not permit any Subsidiary to, Incur any Secured Debt if, immediately after giving effect to the Incurrence of the additional Secured Debt and any other Secured Debt Incurred since the end of the Latest Completed Quarter prior to the Incurrence of the additional Secured Debt and the application of the net proceeds of the additional Secured Debt and such other Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 50% of the sum of (without duplication) (i) Total Assets as of the end of such Latest Completed Quarter and (ii) the purchase price of any mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets for which the Capitalized Property Value is included in Total Assets as of the end of such Latest Completed Quarter (as a result of the penultimate sentence of the definition of Property EBITDA or otherwise) or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such Latest Completed Quarter.
(c)The Company shall not, and shall not permit any Subsidiary to, Incur any Debt if, immediately after giving effect to the Incurrence of the additional Debt, the ratio of Annualized Consolidated EBITDA for the Latest Completed Quarter prior to the Incurrence of the additional Debt, to Annualized Interest Expense for that quarter would be less than 1.50 to 1.00 on a pro forma basis after giving effect to the Incurrence of the additional Debt and to the application of the net proceeds therefrom, and calculated on the assumption, without duplication, that: (i) the additional Debt and any other Debt Incurred by the Company, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of that Debt, including to refinance (1) Debt under any revolving credit facility or (2) other Debt, had occurred at the beginning of that period; (ii) the repayment or retirement of any other Debt repaid or retired by the Company, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination occurred at the beginning of that period; provided that, except as set forth in clause (i) or (iii) of this Section 2.4(c), in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during that period; and (iii) in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by the Company, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, (1) the acquisition, disposition, placement in service or removal from service had occurred as of the first day of that period, with the appropriate adjustments to Annualized Consolidated EBITDA and Annualized Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation and (2) the application of the net proceeds from a disposition to repay or refinance Debt, including, without limitation, Debt under any revolving credit facility, had occurred on the first day of that period.
(d)The Company and its Subsidiaries shall maintain at all times Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries.
(e)The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of any Subsidiary, and (ii) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
SECTION 2.5.Optional Redemption.
The Notes shall be redeemable, at the option of the Company, in whole at any time or in part from time to time, upon not less than 10 days’ but not more than 60 days’ prior notice mailed to the registered address of each Holder of Notes to be so redeemed, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed; and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury

Rate plus 25 basis points less (b) interest accrued to the Redemption Date, plus accrued and unpaid interest to, but excluding, the Redemption Date. On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. If less than all the Notes are redeemed at any time, the particular Notes to be redeemed will be selected in accordance with the procedures of the Depositary (as defined herein).
SECTION 2.6.Places of Payment.
The Place of Payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Notes and the Senior Indenture may be delivered shall be in the Borough of Manhattan, The City of New York, and the office or agency for such purpose shall initially be located at The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 240 Greenwich Street, New York, NY 10286.
SECTION 2.7.Method of Payment.
Payment of the principal of and interest on the Notes shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which shall initially be an office or agency of the Trustee), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payments of principal and interest on the Notes (other than payments of principal and interest due at Maturity) may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto located within the United States.
SECTION 2.8.Currency.
Principal and interest on the Notes shall be payable in Dollars.
SECTION 2.9.Global Form.
The Notes shall be issuable and transferable in fully registered form as Registered Securities, without coupons. The Notes shall initially be issued in the form of one or more permanent Global Notes. The depository for the Notes shall be The Depository Trust Company (the “Depositary”). The Notes shall not be issuable in definitive form except as provided in Section 2.11(a) of this Twenty-Seventh Supplemental Indenture.
SECTION 2.10.Form of Notes and Execution.
The Notes shall be substantially in the form attached as Exhibit A hereto. The Notes shall be signed in the name and on the behalf of the Company by the manual, facsimile or electronic signature of the Chief Executive Officer, President, any of its Executive or Senior Vice Presidents, Managing Director, or any of its Vice Presidents (whether or not designated by a number or numbers or word or words before or after the title “Vice President”) in accordance with Section 3.12 of this Twenty-Seventh Supplemental Indenture.
SECTION 2.11.Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depositary stating that it is unwilling or unable to continue to act as a clearing agency for the Notes or is no longer a clearing agency registered under the Exchange Act or other applicable law and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice; or (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of any of the preceding events, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.
(b)Transfer of Beneficial Interests in the Global Notes. The transfer of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of the Senior Indenture and the applicable procedures of the Depositary.
(c)Exchange of Beneficial Interests in Global Notes for Definitive Notes. A holder of a beneficial interest in a Global Note may, in the circumstances described in Section 2.11(a), have such beneficial interest exchanged by the Company for a Definitive Note.
The transferor of a beneficial interest in a Global Note must deliver to the             Security Registrar (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be exchanged and (ii) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the exchange. In any such case, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.11(e) hereof, and the Company shall execute and the Trustee, upon receipt of a Company Order in accordance with the Senior Indenture, shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Global Note pursuant to this Section 2.11(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)Transfer of Definitive Notes. Upon request by a Holder of Definitive Notes, the Security Registrar shall register the transfer of Definitive Notes. Prior to such registration of transfer, the requesting Holder shall present or surrender to the Security Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by his attorney, duly authorized in writing.
(e)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with the terms of the Senior Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary to reflect such increase.
SECTION 2.12.General Provisions Relating to Transfers and Exchanges.
(a)The Trustee and the Security Registrar will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Company will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee or the Security Registrar, as the case may be.
(b)Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Twenty-Seventh Supplemental Indenture or applicable United States federal or state securities law.
(c)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Twenty-Seventh Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among members of, or Participants or Indirect Participants in, the Depositary or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Twenty-Seventh Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d)None of the Trustee, the Security Registrar nor the Paying Agent shall have any responsibility for any actions taken or not taken by the Depositary.
SECTION 2.13.Registrar and Paying Agent.
The Trustee shall initially serve as Security Registrar and Paying Agent for the Notes.
SECTION 2.14.Defeasance.
The provisions of Sections 14.02 and 14.03 of the Senior Indenture, together with the other provisions of Article Fourteen of the Senior Indenture, shall be applicable to the Notes. The provisions of Section 14.03 of the Senior Indenture shall apply to the covenants set forth in Sections 2.4 and 2.15 of this Twenty-Seventh Supplemental Indenture and to those covenants specified in Section 14.03 of the Senior Indenture that are applicable to the Notes.
SECTION 2.15.Provision of Financial Information.
Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company shall, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file such documents if the Company were so subject.
The Company shall also in any event within 15 days after each Required Filing Date (i) if the Company is not then subject to Section 13 or 15(d) of the Exchange Act, transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections. If filing the foregoing reports and documents by the Company with the Commission is not permitted under the Exchange Act, the Company shall promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 2.16.Waiver of Certain Covenants.
Notwithstanding the provisions of Section 10.09 of the Senior Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 10.04, 10.05, 10.06 or 10.08 of the Senior Indenture, with Sections 2.4 and 2.15 of this Twenty-Seventh Supplemental Indenture and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of the Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding Notes, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect. Section 10.07 of the Senior Indenture, and the covenants set forth therein, shall not apply to the Notes.
SECTION 2.17.No Sinking Fund.
The provisions of Article Twelve of the Senior Indenture shall not be applicable to the Notes.
SECTION 2.18.No Repayment at Option of Holders.
The provisions of Article Thirteen of the Senior Indenture shall not be applicable to the Notes.
SECTION 2.19.Limitation on Suits.
No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or any of the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or any of the Notes, unless:
(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
(2) the Holders of not less than 25% in principal amount of all outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;
(3) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
(4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of all outstanding Notes;
it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture or any of the Notes, except in the manner provided in the Indenture and for the equal and ratable benefit of all such Holders.
ARTICLE 3

MISCELLANEOUS PROVISIONS
SECTION 3.1.Ratification of Senior Indenture.
Except as expressly modified or amended hereby, the Senior Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.
SECTION 3.2.Governing Law.
This Twenty-Seventh Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York. This Twenty-Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.
SECTION 3.3.Counterparts.
This Twenty-Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
SECTION 3.4.Trustee.
The Trustee makes no representations as to the validity or sufficiency of this Twenty-Seventh Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.
SECTION 3.5.Corporate Trust Office.
The Trustee hereby notifies the Company that its corporate trust business is principally administered at its office located at 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262 and, therefore, pursuant to the Indenture, the Corporate Trust Office is such office.

SECTION 3.6.Failure or Delay in Performance.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, pandemics or epidemics, nuclear or natural catastrophes or other similar events beyond its control that cause a sudden, significant and/or widespread disruption in its business activities; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
SECTION 3.7.WAIVER OF JURY TRIAL.
EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS TWENTY-SEVENTH SUPPLEMENTAL INDENTURE, THE INDENTURE (TO THE EXTENT IT RELATES TO THE NOTES), THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
SECTION 3.8.No Consequential Damages.
In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
SECTION 3.9.Electronic Notices.
The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means (as defined below); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

SECTION 3.10.Submission to Jurisdiction.
    The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 3.11.FATCA.
The Company agrees (i) upon request by the Trustee, to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, and the Trustee shall have no liability for any amount so withheld and paid over to the applicable governmental authority.

SECTION 3.12.Electronic Signatures.
Exchange of signature pages to this Twenty-Seventh Supplemental Indenture and the Notes by electronic transmission shall constitute effective execution and delivery of this Twenty-Seventh Supplemental Indenture and authentication of the Notes. For the avoidance of doubt, the Notes may be authenticated by manual, facsimile or electronic signature (provided that any electronic signature is a true representation of the signer’s actual signature).

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Seventh Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By: BXP, Inc., its general partner

By: /s/Michael E. LaBelle
Name: Michael E. LaBelle
    Title: Executive Vice President, Chief Financial
Officer and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/Peggy Guel
Name: Peggy Guel
Title: Vice President
[Signature Page to Supplemental Indenture]

EXHIBIT A
FORM OF NOTE
[Face of Note]
[If the Holder of this Note (as indicated below) is The Depository Trust Company (“DTC”) or a nominee of DTC, insert: Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and such Note issued is registered in the name of Cede & Co., or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
Unless and until this Note is exchanged in whole or in part for Notes in certificated form, this Note may not be transferred except as a whole by DTC to a nominee thereof or by a nominee thereof to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.]

BOSTON PROPERTIES LIMITED PARTNERSHIP

6.050% Senior Notes due 2036
No. ________                                    $___________ CUSIP No. 10112RBP8

BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (herein referred to as the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO. or registered assigns the principal sum of _______ DOLLARS ($_______) on October 15, 2036 (the “Stated Maturity Date”) or earlier at the option of the Company as provided herein (the “Redemption Date”) and to pay interest thereon from August 31, 2026 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year (each, an “Interest Payment Date”), commencing April 15, 2027, at the rate of 6.050% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Holder in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be 15 calendar days prior to such Interest Payment Date (whether or not a Business Day, as defined below) at the office or agency of the Company maintained for such purpose; provided, however, that such interest may be paid, at the

Company’s option, by mailing a check to such Holder at its registered address or by transfer of funds to an account maintained by such Holder within the United States. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
The principal of this Note payable on the Stated Maturity Date or the principal of, or premium, if any, and, if the Redemption Date is not an Interest Payment Date, interest on this Note payable on the Redemption Date, will be paid against presentation of this Note at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.
Interest payable on this Note on any Interest Payment Date and on the Stated Maturity Date or Redemption Date, as the case may be, will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including August 31, 2026 if no interest has been paid on this Note) to, but excluding, such Interest Payment Date or the Stated Maturity Date or Redemption Date, as the case may be. If any Interest Payment Date or the Stated Maturity Date or Redemption Date falls on a day that is not a Business Day, principal or premium, if any, and/or interest payable with respect to such Interest Payment Date or Stated Maturity Date or Redemption Date, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity Date or Redemption Date, as the case may be. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are required or authorized by law, regulation or executive order to close.
All payments of principal or premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the Certificate of Authentication hereon has been executed by the Trustee by manual, facsimile or electronic signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.
Dated: August 31, 2026
BOSTON PROPERTIES LIMITED PARTNERSHIP
By: BXP, Inc., its general partner
By: _______________________________
Name:
Title:
Attest:
_________________________________
Secretary

CERTIFICATE OF AUTHENTICATION
This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
Dated:	August 31, 2026	By:
Authorized Signatory

REVERSE OF NOTE
BOSTON PROPERTIES LIMITED PARTNERSHIP
This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of December 13, 2002, as supplemented by Supplemental Indenture No. 27 dated as of August 31, 2026 (as so supplemented, herein called the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of the Notes to be issued under such series is initially limited to $700,000,000 (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of other Notes). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
If an Event of Default, as defined in the Indenture, with respect to the Notes shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Notes are subject to redemption, at the option of the Company, in whole at any time or in part from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 25 basis points less (b) interest accrued to the Redemption Date, plus accrued and unpaid interest to, but excluding, the Redemption Date. On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.
Notice of redemption will be given by first-class mail to Holders of Notes, not less than 10 nor more than 60 days prior to the Redemption Date, all as provided in the Indenture.
In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Notes issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all such Notes, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount, in certain instances, of the Outstanding Notes of any series to waive, on behalf of all of the Holders of Notes of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations but otherwise having the same terms and conditions, as requested by the Holder hereof surrendering the same.
The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
No Holder shall have any recourse under or upon any obligation, covenant or agreement contained in the Indenture, or any indenture supplemental thereto, or this Note, or because of any indebtedness evidenced hereby or thereby, including the payment of the principal of or premium, if any, or the interest on this Note, or for any claim based hereon or thereon, or otherwise in respect hereof or thereof, against (i) BXP or any other past, present or future partner in the Company, (ii) any other person or entity which owns an interest, directly or indirectly, in any partner of the Company, or (iii) any past, present or future stockholder, employee, officer or director, as such, of the Company or BXP or any successor under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each Holder of this Note, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.
The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint___________________________________________________________
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _________________         Your Signature: __________________________
(Sign exactly as your name appears on the face of this Note)

                        Tax Identification No: _____________________

                        SIGNATURE GUARANTEE:

                        _______________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian